Exhibit 99.1

SandRidge Energy, Inc. Reports Financial and Operational Results for Third

Quarter and First Nine Months of 2010

Increases Oil Production in Third Quarter 2010 by 65% from Second Quarter 2010 and by 207% from Third Quarter 2009; Current Daily Oil Production of

Approximately 28,000 Bbls(1)

Increases Oil Drilling to 22 Rigs Currently from 15 Rigs in Second Quarter 2010

Increases Acreage Position in Mississippian Horizontal Oil Play to Approximately

400,000 Net Acres

Oklahoma City, Oklahoma, November 4, 2010 – SandRidge Energy, Inc. (NYSE: SD) today announced financial and operational results for the quarter and nine months ended September 30, 2010.

Key Financial Results

Third Quarter

•

Net income available to common stockholders of $297.7 million, or $0.73 per share fully diluted, for third quarter 2010 compared to net loss applicable to common stockholders of $104.1 million, or $0.58 per share fully diluted, in third quarter 2009.

•	Adjusted EBITDA of $149.2 million ($197.4 million including realized gains on out-of-period derivative contract settlements) for third quarter 2010 compared to $130.9 million in third quarter 2009.

•	Operating cash flow of $116.0 million for third quarter 2010 compared to $87.3 million in third quarter 2009.

•

Adjusted net loss of $24.3 million, or $0.06 per share fully diluted, (adjusted net income of $23.7 million, or $0.06 per share fully diluted, including realized gains on out-of-period derivative contract settlements) in third quarter 2010 compared to adjusted net income of $30.8 million, or $0.14 per share fully diluted, in third quarter 2009. Adjusted net (loss) income excludes non-cash asset impairments, tax benefits from acquisitions and gains on out-of-period derivative contract settlements, if any, and unrealized gains or losses on derivative contracts.

First Nine Months

•

Net income available to common stockholders of $361.1 million, or $1.24 per share fully diluted, for first nine months of 2010 compared to net loss applicable to common stockholders (including $1.3 billion non-cash full cost ceiling impairment) of $1.35 billion, or $7.85 per share fully diluted, in first nine months of 2009.

•

Adjusted EBITDA of $448.4 million ($533.8 million including realized gains on out-of-period derivative contract settlements) for first nine months of 2010 compared to $433.8 million in first nine months of 2009.

•	Operating cash flow of $337.9 million for first nine months of 2010 compared to $308.7 million in first nine months of 2009.

•

Adjusted net income of $11.3 million, or $0.04 per share fully diluted, (adjusted net income of $96.5 million, or $0.31 per share fully diluted, including realized gains on out-of-period derivative contract settlements) in first nine months of 2010 compared to $115.6 million, or $0.56 per share fully diluted, in first nine months of 2009.

(1)	Includes approximately 83% crude oil and 17% NGLs.

Adjusted EBITDA, operating cash flow and adjusted net income available to common stockholders are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” beginning on page 11.

Operational Highlights

•	Record oil production in third quarter 2010 of 2.219 million barrels.

•	Increase in 2010 oil production guidance of 300,000 barrels to 7.3 million barrels from 7.0 million barrels.

•	Current acreage position in the Mississippian horizontal oil play of approximately 400,000 acres.

•	Total of 22 oil rigs currently operating in the Permian Basin and Mississippian horizontal oil play.

•

Successful start-up of the Century Plant. Process ongoing to displace high-CO2 gas from legacy plants to the Century Plant. Currently processing 90 MMcf per day of high-CO2 gas from the Piñon Field and ramping up to 260 MMcf per day of high-CO2 gas in the fourth quarter of 2010.

Continued Emphasis on Oil

Drilling Activities

The company averaged 28 rigs operating during the third quarter of 2010 and drilled 213 wells. The company drilled a total of 421 wells during the first nine months of 2010. A total of 225 gross (213 net) operated wells were completed and brought on production during the third quarter of 2010, bringing the total number of operated wells completed and brought on production during 2010 to 378 gross (358 net). At September 30, 2010, the company had 28 rigs operating compared to 15 at December 31, 2009 and 8 at September 30, 2009. Currently, the company has 23 rigs operating, of which 17 are drilling in the Permian Basin and 5 are drilling in the Mid-Continent.

Permian Basin

SandRidge currently operates 17 rigs in the Permian Basin. Sixteen rigs are operating on the Central Basin Platform drilling primarily San Andreas and Clear Fork vertical wells at depths from 4,500 feet to 7,500 feet. One rig is active in the Wolfberry play in the Midland Basin. SandRidge currently controls about 332,000 gross acres and 243,000 net acres in the Permian Basin. The company has identified approximately 8,100 low risk drilling locations (net of approximately 700 potential planned divesture locations) and will drill approximately 518 wells in 2010 and 804 wells are planned for 2011. Through acquisitions and an active drilling program, SandRidge’s Permian Basin production has grown from 20.45 MMcfe per day in the third quarter of 2009 to 141.31 MMcfe per day in the third quarter of 2010. Approximately 64% of SandRidge’s Permian Basin production is crude oil, 15% is natural gas liquids and 21% is natural gas.

Mississippian Horizontal Play

SandRidge has approximately 400,000 net acres in the Mississippian horizontal oil play in the Mid-Continent area of Oklahoma and Kansas. SandRidge currently operates 5 rigs in this play and will ramp up to 8 rigs by year-end 2010 and to 10 rigs in the first quarter of 2011. Assuming October 28, 2010 strip pricing, the expected rate of return is approximately 100% based on a type curve of 386 MBoe. The program expected ultimate recovery ranges from 300-500 MBoe per well, of which 53% is crude oil and 47% is natural gas, with an estimated cost to drill and complete a well, including salt water disposal facilities, of approximately $2.7 million. SandRidge plans to acquire a minimum of 500,000 acres in the Mississippian horizontal oil play and may monetize a portion of the leasehold in 2011. The Mississippian formation is an expansive carbonate stratigraphic trap that ranges from 250 feet to 500 feet in gross thickness with porosity developments of up to 100 feet. It is an oil and gas-bearing system that has been proven to be commercially productive with vertical wells drilled over a large area.

Piñon Field Development Update

The Century Plant commenced operations on September 26, 2010 and is currently processing approximately 90 MMcf per day of gross gas. SandRidge anticipates moving an additional 170 MMcf per day of gross gas from legacy plants to the Century Plant by the end of November 2010. At that time, all high-CO2 gas (approximately 260 MMcf per day) produced by SandRidge will be processed at the Century Plant. The company plans to operate 1 rig in the Piñon Field and the West Texas Overthrust through the end of 2011.

Planned Asset Monetizations

The company plans to sell certain non-core oil assets in the Permian Basin. Assets currently being marketed include Wolfberry and Bone Spring packages. The Wolfberry package includes approximately 1,700 Boe per day of production and 19,000 acres. The Bone Spring package includes approximately 43,000 net acres for the potential development of the Avalon Shale and Bone Spring reservoirs. There is no production or proved reserves associated with the Bone Spring acreage. Other Permian assets that may be considered for divestiture in 2011 include non-core producing properties in Lea and Eddy Counties, New Mexico. Combined production associated with all assets under consideration for divestiture in 2011 is approximately 1 MMBoe. Production from these properties has not been included in the company’s 2011 guidance. Proceeds realized from these transactions will be used to fund a portion of the company’s planned capital expenditures in 2011. Additionally, while the company intends to operate 10 rigs in the Mississippian horizontal oil play in 2011, it may monetize a portion of its acreage in the Mid-Continent region through one or more strategic transactions.

Management Comment

Tom L. Ward, Chairman and CEO commented, “In early 2009, we decided to significantly expand the oil component of the company’s asset base. We are now beginning to realize the advantages of that strategic shift and we continue to focus our resources on increasing oil production. Our oil production has grown from less than 8,000 barrels per day in the third quarter of 2009 to over 24,000 barrels per day for the third quarter of this year. We are now producing over 28,000 barrels per day. Concurrent with our Permian acquisition strategy, we have developed a strategy for significant growth in our oil production from the Mid-Continent region. We have now leased approximately 400,000 acres in the horizontal Mississippian oil play with a goal of owning at least 500,000 acres by the end of the year. There are 1,200 to 2,500 potential drilling locations within our current acreage position and an expected range of unproved resource potential from 400 MMBoe to over 1,000 MMBoe.

“We expect the returns on our oil drilling program to range from 50% in our Permian program to over 100% in the horizontal Mississippian. Given these economic results and the current opportunity to drill and expand our acreage position at attractive costs in the horizontal Mississippian play, we have raised our 2010 capital budget from $875 million to $1.1 billion and have also set our 2011 capital budget at $1.1 billion. In 2011, we plan to operate 26 oil rigs and expect to drill over 900 oil wells. We estimate oil production to increase over 50% from 2010 to 2011 and that oil will generate approximately 75% of our 2011 sales. We expect to fund our 2011 capital budget with cash flow, proceeds from sales of non-core assets in the Permian Basin and the monetization of a portion of our Mississippian acreage.

“In summary, we have a straightforward strategy: deploy capital where we can generate attractive returns and mitigate risk. In today’s environment that strategy dictates we move forward with an aggressive oil drilling program in conventional reservoirs with decades of history and predictable costs and continue to manage commodity risk through our hedging strategy.”

CFO Resignation

The company also announced that Dirk M. Van Doren has indicated his intent to resign his position of Executive Vice President and Chief Financial Officer and from the company to pursue other interests. SandRidge has started a search for a new Chief Financial Officer and Mr. Van Doren intends to serve in his current capacity until the end of the year.

Tom L. Ward, Chairman and Chief Executive Officer stated, “Dirk has worked tirelessly in helping build this company starting in 2006, and has built excellent finance and accounting teams. We appreciate all his contributions and wish him the best in his future endeavors.”

Operational and Financial Statistics

Information regarding the company’s production, pricing, costs and earnings is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Production:
Natural gas (MMcf)	19,100	20,897	57,473	67,583
Oil (MBbl)(1)	2,219	723	4,774	2,163
Natural gas equivalent (MMcfe)	32,414	25,235	86,117	80,561
Daily production (MMcfed)	352	274	315	295

Average price per unit:
Realized natural gas price per Mcf - as reported	$3.57	$2.82	$3.88	$3.23
Realized impact of derivatives per Mcf	1.45	3.85	2.42	3.95

Net realized price per Mcf	$5.02	$6.67	$6.30	$7.18

Realized oil price per barrel - as reported (1)	$63.90	$62.76	$64.18	$51.02
Realized impact of derivatives per barrel (1)	0.84	3.71	2.94	4.38

Net realized price per barrel (1)	$64.74	$66.47	$67.12	$55.40

Realized price per Mcfe - as reported	$6.48	$4.14	$6.15	$4.08

Net realized price per Mcfe - including impact of derivatives per Mcfe	$7.39	$7.43	$7.92	$7.51

Average cost per Mcfe:
Lease operating	$2.04	$1.65	$2.00	$1.60
Production taxes	0.27	0.04	0.22	0.04
General and administrative:
General and administrative, excluding stock-based compensation	1.60	0.75	1.20	0.75
Stock-based compensation	0.31	0.24	0.28	0.21
Depletion	2.81	1.31	2.30	1.58

Lease operating cost per Mcfe:
Excluding offshore and tertiary recovery	$1.87	$1.48	$1.80	$1.44
Offshore operations	4.20	3.88	4.30	3.04
Tertiary recovery operations	10.85	4.05	10.07	8.57

Earnings per share:
Income (loss) per share available (applicable) to common stockholders
Basic	$0.82	$(0.58)	$1.41	$(7.85)
Diluted	0.73	(0.58)	1.24	(7.85)

Adjusted net (loss) income per share (applicable) available to common stockholders
Basic	$(0.09)	$0.16	$(0.06)	$0.66
Diluted	(0.06)	0.14	0.04	0.56

Weighted average number of common shares outstanding (in thousands):
Basic	361,687	178,069	257,028	171,902
Diluted(2)	419,137	214,324	313,283	207,687

(1)	Includes NGLs.
(2)	Includes shares considered antidilutive for calculating earnings per share in accordance with GAAP for certain periods presented.

Discussion of Financial Results

Increased oil production, higher prices received for oil and natural gas and a tax benefit resulting from the Arena acquisition were partially offset by increased expenses during the third quarter of 2010 resulting in net income available to common stockholders of $297.7 million compared to net loss applicable to common stockholders of $104.1 million for the third quarter of 2009.

Oil and Natural Gas Production and Pricing

Increased oil production and prices resulted in 81.8% higher third quarter 2010 total revenues of $245.2 million compared to $134.9 million in third quarter 2009. Oil production increased 206.9% during the three-month period ended September 30, 2010 relative to the comparable period in 2009. The increase in oil production primarily was generated from Permian Basin assets acquired in December 2009 and July 2010 and by increased oil drilling beginning in 2010. This increased production, combined with higher oil prices, resulted in a 212.6% increase in oil revenue for third quarter 2010 compared to the same period in 2009. The average price received for oil production, excluding the impact of derivative contract settlements, increased 1.8% to $63.90 per barrel for third quarter 2010 from $62.76 per barrel in third quarter 2009. Natural gas production declines of 8.6% for the three-month period ended September 30, 2010 relative to the same period in 2009 were offset by higher natural gas prices received. The average price received for natural gas production, excluding the impact of derivative contract settlements, increased 26.6% to $3.57 per Mcf for third quarter 2010 from $2.82 per Mcf in third quarter 2009.

Production, Depreciation and Depletion, and General and Administrative Expense

Increased total production volumes along with higher lifting costs associated with oil production resulted in increased production expense of $66.1 million for third quarter 2010 compared to $41.5 million for the same period in 2009. An increase in the company’s depletion rate per Mcfe to $2.81 in the third quarter of 2010 from $1.31 in the comparable period, combined with increased production levels, resulted in depreciation and depletion expense of $91.2 million for third quarter 2010 compared to $33.1 million for third quarter 2009. The higher depletion rate per Mcfe in the 2010 period was a result of an increase in the company’s depreciable oil and natural gas properties, primarily due to the Forest and Arena acquisitions. Transaction costs associated with the July 2010 Arena acquisition, settlement of a dispute with certain working interest owners and additional compensation costs resulting from an increased employee count contributed to increased general and administrative expenses for third quarter 2010 of $61.9 million. General and administrative expenses for third quarter 2009 were $25.0 million.

Losses on Derivative Contracts

The company enters into oil and natural gas swaps for a portion of its estimated future production in order to stabilize future cash inflows for planning purposes. The company recorded a net loss of $67.2 million ($144.9 million unrealized loss and $77.7 million realized gain) on commodity derivative contracts for third quarter 2010. This compares to a $47.9 million net loss ($130.9 million unrealized loss and $83.0 million realized gain) for the same period in 2009. Included in realized gains for the three-month period ended September 30, 2010 are approximately $48.2 million of realized gains resulting from settlements of commodity derivatives with contractual maturity dates after September 30, 2010.

Income Tax Benefit

During the three-month period ended September 30, 2010, the company released a portion of the valuation allowance against its net deferred tax assets in the amount of $456.4 million. Net deferred tax liabilities recorded as a result of the Arena acquisition in July 2010 reduced the company’s existing net deferred tax asset position, allowing a corresponding reduction in the valuation allowance against the net deferred tax assets.

Capital Expenditures

The table below summarizes the company’s capital expenditures for the three and nine-month periods ended September 30, 2010 and 2009:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands)

Drilling and production
Permian Basin	$157,330	$16,110	$280,186	$45,099
Mid-Continent	36,638	9,560	82,922	35,694
WTO	84,752	33,213	258,785	196,456
Tertiary	3,778	1,046	13,006	12,205
Other	4,519	12,306	28,915	64,601

	287,017	72,235	663,814	354,055

Leasehold and seismic
Permian Basin	6,632	976	22,042	2,019
Mid-Continent	8,378	119	25,843	1,487
WTO	1,239	1,557	6,916	9,689
Tertiary	—	—	88	—
Other	1,579	2,833	3,317	6,428

	17,828	5,485	58,206	19,623

Pipe inventory(1)	(10,068)	9,554	(16,873)	96,265

Total exploration and development	294,777	87,274	705,147	469,943

Drilling and oil field services	8,897	569	26,509	2,770
Midstream	10,143	2,500	46,902	43,788
Other - general	4,232	7,374	17,035	25,700

Total capital expenditures, excluding acquisitions	318,049	97,717	795,593	542,201

Acquisition	138,428	—	138,428	—

Total capital expenditures	$456,477	$97,717	$934,021	$542,201

(1)	Pipe inventory expenditure amounts for the three and nine-month periods ended September 30, 2010 represent transfers of pipe to the full cost pool for use in drilling and production activities.

Derivative Contracts

The table below sets forth the company’s natural gas price and basis swaps and oil swaps for the fourth quarter of 2010 and the years 2011 through 2013. For the fourth quarter of 2010, current oil and natural gas derivative contracts excluding basis swaps account for 22 Bcfe at $8.93 per Mcfe. During the third quarter of 2010, the company settled various natural gas and oil swaps with contractual maturity dates after September 30, 2010, and entered into additional oil swaps for 2010 and 2013 and additional natural gas swaps for 2010, 2011 and 2012. The company currently does not have natural gas swaps for 2013.

	Quarter Ending	Year Ending
	12/31/2010	12/31/2011	12/31/2012	12/31/2013

Oil Swaps:
Volume (MMBbls)	1.66	8.29	9.55	4.29
Swap	$80.64	$86.08	$87.10	$88.34
Collar Volume (MMBbls)	0.28	0.00	0.00	0.00
Collar: High	$92.95	NM	NM	NM
Collar: Low	$66.67	NM	NM	NM

Natural Gas Swaps:
Volume (Bcf)	9.76	53.46	25.94	0.00
Swap	$4.20	$4.70	$5.16	NM
Collar Volume (Bcf)	0.46	0.00	0.00	0.00
Collar: High	$7.87	NM	NM	NM
Collar: Low	$4.00	NM	NM	NM

Natural Gas Basis Swaps:
Volume (Bcf)	20.70	104.03	113.46	14.60
Swap	$0.74	$0.47	$0.55	$0.46

Balance Sheet

The company’s capital structure at September 30, 2010 and December 31, 2009 is presented below:

	September 30, 2010	December 31, 2009
	(in thousands)

Cash and cash equivalents	$2,589	$7,861

Current maturities of long-term debt	$8,617	$12,003
Long-term debt (net of current maturities):
Senior credit facility	426,500	—
Notes payable - Drilling rig fleet and oil field services equipment	760	6,304
Mortgage	16,280	17,020
Senior Notes:
Senior Floating Rate Notes due 2014	350,000	350,000
8.625% Senior Notes due 2015	650,000	650,000
9.875% Senior Notes due 2016, net	352,269	351,021
8.0% Senior Notes due 2018	750,000	750,000
8.75% Senior Notes due 2020, net	442,937	442,590

Total debt	2,997,363	2,578,938

Stockholders’ equity:
Preferred stock	5	5
Common stock	395	203
Additional paid-in capital	4,236,575	2,961,613
Treasury stock, at cost	(28,392)	(25,079)
Accumulated deficit	(2,781,553)	(3,142,699)

Total SandRidge Energy, Inc. stockholders’ equity (deficit)	1,427,030	(205,957)

Noncontrolling interest	10,394	10,052

Total capitalization	$4,434,787	$2,383,033

The company’s total debt (short-term and long-term) increased $418.4 million during the first nine months of 2010 due to draws on its senior credit facility to partially fund capital expenditures, including the cash portion of the Arena purchase price. Additionally, during the first nine months of 2010, the company made principal payments on its rig loans and real estate loan related to the purchase of the company’s headquarters building totaling $9.0 million and $0.7 million, respectively. At September 30, 2010, the company had classified $8.6 million of its long-term debt as current. This total included $7.6 million related to its rig loan and $1.0 million related to the real estate loan. Total debt as of September 30, 2010 was $2.997 billion compared to $2.579 billion at year-end 2009. The company was in compliance with all of the financial and other covenants contained in its debt agreements at September 30, 2010.

Operational Guidance

	Year Ending December 31, 2010
	Previous Projection as of August 4, 2010	Updated Projection as of November 4, 2010
Production
Oil (MMBbls) (1)	7.0	7.3
Natural Gas (Bcf)	78.0	75.9

Total (Bcfe)	120.0	120.0

Differentials
Oil (1)	$11.00	$11.00
Natural Gas	0.75	0.75

Costs per Mcfe
Lifting (2)	$1.95 - $2.10	$2.00 - $2.05
Production Taxes	0.20 - 0.25	0.22 - 0.26
DD&A - oil & gas	2.10 - 2.20	2.40 - 2.50
DD&A - other	0.40 - 0.44	0.40 - 0.44

Total DD&A	$2.50 - $2.64	$2.80 - $2.94
G&A - cash	0.78 - 0.86	0.95 - 1.05
G&A - stock	0.30 - 0.33	0.35 - 0.40

Total G&A	$1.08 - $1.19	$1.30 - $1.45
Interest Expense	$1.90 - $2.09	$2.00 - $2.20

Corporate Tax Rate	0%	0%
Deferral Rate	0%	0%

Shares Outstanding at End of Period (in millions)
Common Stock	405.6	405.2
Preferred Stock (converted)	51.5	51.5

Fully Diluted	457.1	456.7

Capital Expenditures ($ in millions)
Exploration and Production	$730	$895
Land and Seismic	50	100

Total Exploration and Production	$780	$995
Oil Field Services	20	30
Midstream and Other	75	75

Total Capital Expenditures (3)	$875	$1,100

(1)	Includes NGLs.
(2)	Includes workover expense.
(3)	Excludes acquisition costs.

2010 Guidance Update: The company is updating the 2010 guidance provided on August 4, 2010. Oil production guidance has increased to 7.3 MMBbls from 7.0 MMBbls, while retaining total production guidance of 120.0 Bcfe. Production taxes have increased due to additional taxes for production from the acquired Permian properties. DD&A—oil & gas has increased due to an increase in the company’s depreciable oil and gas properties, primarily due to the Arena acquisition. G&A—cash has been increased to account for legal and other expenses associated with the Arena acquisition and other legal settlements. G&A—stock has increased to reflect expenses associated with Arena, and includes some non-cash legal settlement expenses. Total capital expenditures have been increased to $1,100 million from $875 million, primarily due to increased drilling activity in the Permian Basin and Mid-Continent and increased land acquisitions in the Mid-Continent area.

Year Ending December 31, 2011
Initial Projection as of November 4, 2010

Production
Oil (MMBbls) (1)	11.2
Natural Gas (Bcf)	62.5

Total (MMBoe)	21.6

Differentials
Oil (1)	$11.00
Natural Gas	0.75

Costs per BOE
Lifting (2)	$12.10 - $13.40
Production Taxes	1.95 - 2.15
DD&A - oil & gas	16.00 - 17.70
DD&A - other	2.40 - 2.65

Total DD&A	$18.40 - $20.35
G&A - cash	4.50 - 5.00
G&A - stock	1.60 - 1.75

Total G&A	$6.10 - $6.75
Interest Expense	$10.15 - $11.25

Corporate Tax Rate	0%
Deferral Rate	0%

Shares Outstanding at End of Period (in millions)
Common Stock	412.7
Preferred Stock (converted)	51.5

Fully Diluted	464.2

Capital Expenditures ($ in millions)
Exploration and Production	$960
Land and Seismic	50

Total Exploration and Production	$1,010
Oil Field Services	25
Midstream and Other	65

Total Capital Expenditures	$1,100

(1)	Includes NGLs.
(2)	Includes workover expense.

2011 Initial Operational Guidance: The company is presenting guidance in terms of barrel of oil equivalents (“BOE”) beginning in 2011 as the majority of the company’s growth and capital spending in 2011 will be oil-related. Projections include the anticipated effects of planned monetizations and exclude production of approximately 1 MMBoe from assets to be monetized. In 2011, the company expects to incur approximately $1,100 million in capital expenditures and produce approximately 21.6 MMBoe. Approximately 95% of the exploration and production capital expenditure budget is allocated to oil drilling.

Non-GAAP Financial Measures

Operating cash flow, adjusted EBITDA and adjusted net income are non-GAAP financial measures.

The company defines operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities. It defines EBITDA as net income (loss) before income tax expense (benefit), interest expense and depreciation, depletion and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding interest income, realized gains on out-of-period derivative contract settlements, (gain) loss on the sale of assets, acquisition costs, settlements for prior claims and other various non-cash items (including asset impairments, income from equity investments, noncontrolling interest, stock-based compensation, unrealized (gain) loss on derivative contracts and provision for doubtful accounts).

Operating cash flow and adjusted EBITDA are supplemental financial measures used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses these measures because operating cash flow and adjusted EBITDA relate to the timing of cash receipts and disbursements that the company may not control and may not relate to the period in which the operating activities occurred. Further, operating cash flow and adjusted EBITDA allow the company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. These measures should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Management also uses the supplemental financial measure of adjusted net income available (loss applicable) to common stockholders, which excludes asset impairments, unrealized (gain) loss on derivative contracts, realized gains on out-of-period derivative contract settlements, acquisition costs, settlements for prior claims and (gain) loss on the sale of assets from net income available (loss applicable) to common stockholders. Management uses this financial measure as an indicator of the company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net income available (loss applicable) to common stockholders is not a measure of financial performance under GAAP and should not be considered a substitute for net income available (loss applicable) to common stockholders.

The tables below reconcile the most directly comparable GAAP financial measures to operating cash flow, EBITDA, adjusted EBITDA and adjusted net income available (loss applicable) to common stockholders.

Reconciliation of Net Cash Provided by Operating Activities to Operating Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands)
Net cash provided by operating activities	$80,754	$132,937	$339,212	$277,084

Add (deduct):
Changes in operating assets and liabilities	35,251	(45,686)	(1,337)	31,593

Operating cash flow	$116,005	$87,251	$337,875	$308,677

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands)

Net income (loss)	$306,289	$(101,316)	$387,040	$(1,347,347)

Adjusted for:
Income tax benefit	(457,248)	(2,580)	(457,086)	(4,114)
Interest expense(1)	60,388	48,682	178,487	135,507
Depreciation, depletion and amortization - other	12,441	12,092	36,564	38,851
Depreciation and depletion - oil and natural gas	91,237	33,060	197,834	127,503

EBITDA	13,107	(10,062)	342,839	(1,049,600)

Asset impairment	—	—	—	1,304,418
Provision for doubtful accounts	18	—	102	62
Inventory obsolescence	76	—	200	—
Income from equity investments	—	(593)	—	(1,027)
Interest income	(69)	(89)	(236)	(287)
Stock-based compensation	9,956	6,158	24,174	16,526
Unrealized losses on derivative contracts	148,140	135,490	135,364	137,313
Realized gains on out-of-period derivative contract settlements	(48,228)	—	(85,345)	—
Other non-cash expense	(451)	—	(129)	—
(Gain) loss on sale of assets	(44)	9	39	26,359
Acquisition costs	10,680	—	15,434	—
Settlement for prior claims	16,000	—	16,000	—

Adjusted EBITDA	$149,185	$130,913	$448,442	$433,764

(1)

Excludes unrealized loss on interest rate swaps of $3.3 million and $4.5 million for the three-month periods ended September 30, 2010 and 2009, respectively, and $11.5 million and $0.9 million for the nine-month periods ended September 30, 2010 and 2009, respectively.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands)

Net cash provided by operating activities	$80,754	$132,937	$339,212	$277,084

Changes in operating assets and liabilities	35,251	(45,686)	(1,337)	31,593
Interest expense(1)	60,388	48,682	178,487	135,507
Realized gains on out-of-period derivative contract settlements	(48,228)	—	(85,345)	—
Acquisition costs	10,680	—	15,434	—
Settlement for prior claims	16,000	—	16,000	—
Other non-cash items	(5,660)	(5,020)	(14,009)	(10,420)

Adjusted EBITDA	$149,185	$130,913	$448,442	$433,764

(1)

Excludes unrealized loss on interest rate swaps of $3.3 million and $4.5 million for the three-month periods ended September 30, 2010 and 2009, respectively, and $11.5 million and $0.9 million for the nine-month periods ended September 30, 2010 and 2009, respectively.

Reconciliation of Income Available (Loss Applicable) to Common Stockholders to Adjusted Net (Loss Applicable) Income Available to Common Stockholders

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands, except per share data)

Income available (loss applicable) to common stockholders	$297,657	$(104,132)	$361,146	$(1,350,163)
Tax benefit resulting from Arena acquisition	(456,437)	—	(456,437)	—

Asset impairment	—	—	—	1,304,418
Unrealized losses on derivative contracts	148,140	135,490	135,364	137,313
Realized gains on out-of-period derivative contract settlements	(48,228)	—	(85,345)	—
(Gain) loss on sale of assets	(44)	9	39	26,359
Acquisition costs	10,680	—	15,434	—
Settlement for prior claims	16,000	—	16,000	—
Effect of income taxes	(680)	(3,365)	(755)	(5,117)

Adjusted net (loss applicable) income available to common stockholders	(32,912)	28,002	(14,554)	112,810
Preferred stock dividends	8,632	2,816	25,894	2,816

Total adjusted net (loss) income	$(24,280)	$30,818	$11,340	$115,626

Weighted average number of common shares outstanding
Basic	361,687	178,069	257,028	171,902
Fully diluted(1)	419,137	214,324	313,283	207,687

Total adjusted net (loss) income:
Per share - basic	$(0.09)	$0.16	$(0.06)	$0.66

Per share - fully diluted	$(0.06)	$0.14	$0.04	$0.56

(1)	Weighted average fully diluted common shares outstanding for certain periods presented includes shares that are considered antidilutive for calculating earnings per share in accordance with GAAP.

Conference Call Information

The company will host a conference call to discuss these results on Friday, November 5, 2010 at 8:00 am CDT. The telephone number to access the conference call from within the U.S. is 800-561-2731 and from outside the U.S. is 617-614-3528. The passcode for the call is 84691086. An audio replay of the call will be available from November 5, 2010 until 11:59 pm CST on December 6, 2010. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 39948888.

A live audio webcast of the conference call also will be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Events. The webcast will be archived for replay on the company’s website for 30 days.

Conference Participation

SandRidge Energy, Inc. will participate in the following upcoming events:

•	November 9, 2010 – Boenning and Scattergood Energy Conference

•	November 12, 2010 – Bank of America-Merrill Lynch Global Energy Conference

•	November 16, 2010 – Barclays Capital Energy, Engineering and Construction One Day Forum

•	November 17, 2010 – UBS Energy Mini-Conference

•	November 18, 2010 – Bank of America-Merrill Lynch Credit Conference

•	December 3, 2010 – JP Morgan SMid Cap Conference

•	December 7, 2010 – Capital One Southcoast December Energy Conference

•	December 8, 2010 – Wells Fargo Securities 9th Annual Energy Symposium

•	January 10-11, 2011 – Goldman Sachs Global Energy Conference

•	February 7-11, 2011 – Credit Suisse 2011 Energy Summit

At 8:00 am Central Time on the day of each presentation, the corresponding slides and webcast information will be accessible on the Investor Relations portion of the company’s website at www.sandridgeenergy.com. Please check the website for updates regularly as this schedule is subject to change. Also, please note that SandRidge Energy, Inc. intends for its website to be used as a reliable source of information for all future events in which it may participate. Slides and webcasts (where applicable) will be archived and available for at least 30 days after each presentation.

2010 Annual Earnings Release and Conference Call

February 24, 2011 (Thursday) – Earnings press release after market close

February 25, 2011 (Friday) – Earnings conference call at 8:00 am CST

4th Annual Investor/Analyst Meeting

March 1, 2011 (Tuesday) – New York, NY at the Grand Hyatt New York, 109 East 42nd Street at 8:00 am EST

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)
Revenues:
Oil and natural gas	$209,998	$104,348	$529,578	$328,628
Drilling and services	5,252	5,798	14,913	17,207
Midstream and marketing	23,281	16,453	73,868	62,051
Other	6,702	8,256	20,308	20,081

Total revenues	245,233	134,855	638,667	427,967

Expenses:
Production	66,086	41,486	172,367	128,811
Production taxes	8,904	1,069	19,146	3,153
Drilling and services	4,187	9,168	12,420	19,884
Midstream and marketing	20,779	15,261	66,064	58,083
Depreciation and depletion - oil and natural gas	91,237	33,060	197,834	127,503
Depreciation, depletion and amortization - other	12,441	12,092	36,564	38,851
Impairment	—	—	—	1,304,418
General and administrative	61,878	25,006	127,419	77,123
Loss (gain) on derivative contracts	67,195	47,933	(114,378)	(139,722)
(Gain) loss on sale of assets	(44)	9	39	26,359

Total expenses	332,663	185,084	517,475	1,644,463

(Loss) income from operations	(87,430)	(50,229)	121,192	(1,216,496)

Other income (expense):
Interest income	69	89	236	287
Interest expense	(63,641)	(53,201)	(189,989)	(136,368)
Income from equity investments	—	593	—	1,027
Other income (expense), net	1,356	(1,144)	2,062	100

Total other expense	(62,216)	(53,663)	(187,691)	(134,954)

Loss before income taxes	(149,646)	(103,892)	(66,499)	(1,351,450)
Income tax benefit	(457,248)	(2,580)	(457,086)	(4,114)

Net income (loss)	307,602	(101,312)	390,587	(1,347,336)
Less: net income attributable to noncontrolling interest	1,313	4	3,547	11

Net income (loss) attributable to SandRidge Energy, Inc.	306,289	(101,316)	387,040	(1,347,347)
Preferred stock dividends	8,632	2,816	25,894	2,816

Income available (loss applicable) to SandRidge Energy, Inc. common stockholders	$297,657	$(104,132)	$361,146	$(1,350,163)

Earnings (loss) per share:
Basic	$0.82	$(0.58)	$1.41	$(7.85)

Diluted	$0.73	$(0.58)	$1.24	$(7.85)

Weighted average number of common shares outstanding:
Basic	361,687	178,069	257,028	171,902

Diluted	419,137	178,069	313,283	171,902

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,589	$7,861
Accounts receivable, net	120,224	105,476
Derivative contracts	11,437	105,994
Inventories	3,592	3,707
Costs in excess of billings	—	12,346
Other current assets	20,342	20,580

Total current assets	158,184	255,964

Oil and natural gas properties, using full cost method of accounting
Proved	7,971,187	5,913,408
Unproved	530,111	281,811
Less: accumulated depreciation, depletion and impairment	(4,409,776)	(4,223,437)

	4,091,522	1,971,782

Other property, plant and equipment, net	516,220	461,861
Restricted deposits	27,860	32,894
Derivative contracts	1,621	—
Goodwill	239,716	—
Other assets	59,042	57,816

Total assets	$5,094,165	$2,780,317

LIABILITIES AND EQUITY

Current liabilities:
Current maturities of long-term debt	$8,617	$12,003
Accounts payable and accrued expenses	395,051	203,908
Billings and estimated contract loss in excess of costs incurred	22,224	—
Derivative contracts	34,060	7,080
Asset retirement obligation	2,553	2,553

Total current liabilities	462,505	225,544

Long-term debt	2,988,746	2,566,935
Other long-term obligations	5,776	14,099
Derivative contracts	51,580	61,060
Asset retirement obligation	148,134	108,584

Total liabilities	3,656,741	2,976,222

Commitments and contingencies

Equity:
SandRidge Energy, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 50,000 shares authorized:
8.5% Convertible perpetual preferred stock; 2,650 shares issued and outstanding at September 30, 2010 and December 31, 2009; aggregate liquidation preference of $265,000	3	3
6.0% Convertible perpetual preferred stock; 2,000 shares issued and outstanding at September 30, 2010 and December 31, 2009; aggregate liquidation preference of $200,000	2	2
Common stock, $0.001 par value, 800,000 and 400,000 shares authorized at September 30, 2010 and December 31, 2009, respectively; 407,352 issued and 404,926 outstanding at September 30, 2010 and 210,581 issued and 208,715 outstanding at December 31, 2009	395	203
Additional paid-in capital	4,236,575	2,961,613
Treasury stock, at cost	(28,392)	(25,079)
Accumulated deficit	(2,781,553)	(3,142,699)

Total SandRidge Energy, Inc. stockholders’ equity (deficit)	1,427,030	(205,957)
Noncontrolling interest	10,394	10,052

Total equity (deficit)	1,437,424	(195,905)

Total liabilities and equity	$5,094,165	$2,780,317

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30,
	2010	2009
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$390,587	$(1,347,336)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts	102	62
Inventory obsolescence	200	—
Depreciation, depletion and amortization	234,398	166,354
Impairment	—	1,304,418
Debt issuance costs amortization	8,044	6,037
Discount amortization on long-term debt	1,595	—
Deferred income taxes	(456,437)	—
Unrealized loss on derivative contracts	135,364	137,313
Loss on sale of assets	39	26,359
Investment income	(191)	(29)
Income from equity investments	—	(1,027)
Stock-based compensation	24,174	16,526
Changes in operating assets and liabilities	1,337	(31,593)

Net cash provided by operating activities	339,212	277,084

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property, plant and equipment (1)	(694,187)	(628,153)
Acquisition of assets, net of cash received of $39,518	(138,428)	—
Proceeds from sale of assets	113,422	263,630
Refunds of restricted deposits	5,095	—

Net cash used in investing activities	(714,098)	(364,523)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	1,595,914	1,638,365
Repayments of borrowings	(1,179,083)	(1,874,046)
Dividends paid - preferred	(28,525)	—
Noncontrolling interest distributions	(3,511)	(11)
Noncontrolling interest contributions	306	—
Proceeds from issuance of convertible perpetual preferred stock, net	(87)	243,289
Proceeds from issuance of common stock, net	—	107,603
Stock-based compensation excess tax benefit	31	(3,864)
Purchase of treasury stock	(5,335)	(1,095)
Derivative settlements	1,624	—
Debt issuance costs	(11,720)	(8,796)

Net cash provided by financing activities	369,614	101,445

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,272)	14,006
CASH AND CASH EQUIVALENTS, beginning of year	7,861	636

CASH AND CASH EQUIVALENTS, end of period	$2,589	$14,642

Supplemental Disclosure of Noncash Investing and Financing Activities:
Change in accrued capital expenditures (1)	$101,406	$(85,952)
Convertible perpetual preferred stock dividends payable	5,816	2,816
Adjustment to oil and natural gas properties for estimated contract loss	98,000	—
Common stock issued in connection with acquisition	1,246,334	—

(1)	Capital expenditures on an accrual basis were $795,593 and $542,201 for the nine-month periods ended September 30, 2010 and 2009, respectively.

Summary Pro Forma Results for the Arena Acquisition

The following pro forma results of operations are provided for the three and nine-month periods ended September 30, 2010 and 2009 as though the Arena acquisition had been completed as of the beginning of each three and nine-month period presented. These supplemental pro forma results of operations are provided for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by the company for the periods presented or that may be achieved by the company in the future. Future results may vary significantly from the results reflected in this pro forma financial information because of future events and transactions, as well as other factors.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands, except per share amounts)
Revenues	$253,955	$170,916	$753,500	$511,858
Income available (loss applicable) to SandRidge Energy, Inc. common stockholders(1)(2)	$287,657	$352,464	$369,559	$(1,433,248)
Pro forma net income (loss) per common share:
Basic	$0.73	$0.96	$0.94	$(3.96)
Diluted	$0.66	$0.88	$0.88	$(3.96)

(1)	Includes a $456.4 million reduction in tax expense for all periods presented related to the release of a portion of the company’s valuation allowance on existing deferred tax assets.
(2)	Includes approximately $545.5 million of additional estimated impairment from full cost ceiling limitations for the nine months ended September 30, 2009.

The pro forma combined results of operations have been prepared by adjusting the historical results of the company to include the historical results of Arena, certain reclassifications to conform Arena’s presentation to the company’s accounting policies and the impact of the preliminary purchase price allocation. The pro forma results of operations do not include any cost savings or other synergies that may result from the acquisition or any estimated costs that have been or will be incurred by the company to integrate Arena.

Revenues of $46.7 million and earnings of $38.4 million generated by the oil and natural gas properties acquired from Arena for the period of July 17, 2010 through September 30, 2010 have been included in the company’s condensed consolidated statements of operations for the three and nine-month periods ended September 30, 2010.

Financial Results by Segment

The company operates in three business segments: exploration and production, drilling and oil field services and midstream gas services. The All Other column in the tables below includes items not related to the company’s reportable segments such as its CO2 gathering and sales operations and corporate operations. SandRidge Energy, Inc., the parent company, contributed its oil and natural gas related assets and liabilities to one of its wholly owned subsidiaries, effective as of May 1, 2009. As a result, the financial information of SandRidge Energy, Inc. is now included in the All Other column in the tables below, which is consistent with management’s evaluation of the business segments. SandRidge Energy, Inc. was previously included in the exploration and production segment. All periods presented below reflect this change in presentation.

Management evaluates the performance of the company’s business segments based on operating income (loss), which is defined as segment operating revenues less operating expenses. Results of these measurements provide important information about the activity and profitability of the company’s lines of business. Set forth in the table below is financial information regarding each of the business segments for the three and nine-month periods ended September 30, 2010 and 2009 (in thousands).

	Exploration and Production	Drilling and Oil Field Services	Midstream Gas Services	All Other	Consolidated Total
Three Months Ended September 30, 2010
Revenues	$210,484	$60,370	$65,470	$8,965	$345,289
Inter-segment revenue	(63)	(55,096)	(42,545)	(2,352)	(100,056)

Total revenues	$210,421	$5,274	$22,925	$6,613	$245,233

Operating (loss) income	$(65,642)	$(1,826)	$1,196	$(21,158)	$(87,430)
Interest income (expense), net	137	(201)	(175)	(63,333)	(63,572)
Other income, net	459	—	388	509	1,356

(Loss) income before income taxes	$(65,046)	$(2,027)	$1,409	$(83,982)	$(149,646)

Three Months Ended September 30, 2009
Revenues	$105,026	$42,958	$52,564	$9,576	$210,124
Inter-segment revenue	(66)	(37,160)	(36,644)	(1,399)	(75,269)

Total revenues	$104,960	$5,798	$15,920	$8,177	$134,855

Operating (loss) income	$(31,122)	$(4,621)	$476	$(14,962)	$(50,229)
Interest expense, net	(14)	(482)	—	(52,616)	(53,112)
Other (expense) income, net	(1,144)	—	593	—	(551)

(Loss) income before income taxes	$(32,280)	$(5,103)	$1,069	$(67,578)	$(103,892)

	Exploration and Production	Drilling and Oil Field Services	Midstream Gas Services	All Other	Consolidated Total
Nine Months Ended September 30, 2010
Revenues	$531,239	$202,419	$214,386	$28,162	$976,206
Inter-segment revenue	(194)	(187,473)	(141,778)	(8,094)	(337,539)

Total revenues	$531,045	$14,946	$72,608	$20,068	$638,667

Operating income (loss)	$180,846	$(6,421)	$3,352	$(56,585)	$121,192
Interest income (expense), net	337	(768)	(474)	(188,848)	(189,753)
Other income, net	1,240	—	444	378	2,062

Income (loss) before income taxes	$182,423	$(7,189)	$3,322	$(245,055)	$(66,499)

Nine Months Ended September 30, 2009
Revenues	$330,686	$192,747	$218,769	$21,983	$764,185
Inter-segment revenue	(196)	(175,540)	(158,339)	(2,143)	(336,218)

Total revenues	$330,490	$17,207	$60,430	$19,840	$427,967

Operating loss (1)	$(1,132,198)	$(10,177)	$(27,344)	$(46,777)	$(1,216,496)
Interest expense, net	(62)	(1,673)	—	(134,346)	(136,081)
Other income, net	100	—	1,027	—	1,127

Loss before income taxes	$(1,132,160)	$(11,850)	$(26,317)	$(181,123)	$(1,351,450)

(1)	The operating loss for the exploration and production segment for the nine-month period ended September 30, 2009 includes a $1,304.4 million non-cash full cost ceiling impairment on the company’s oil and natural gas properties.

For further information, please contact:

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515

Cautionary Note to Investors - This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the information appearing under the heading “Operational Guidance.” These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of rates of return, drilling rigs operating, drilling locations, estimated ultimate recovery, acquisition, divestiture and monetization plans, volumes to be processed at the Century Plant, future oil and natural gas production and sales, derivative transactions, shares outstanding, pricing differentials, operating costs and capital spending, tax rates, and descriptions of our development plans. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2009; Part II, Item 1A – “Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010; and in comparable “risk factors” sections of our Quarterly Reports on Form 10-Q filed after the date of this press release. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

The Securities and Exchange Commission (“SEC”) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves, as each is defined by the SEC. Under SEC rules, proved reserve estimates are considered reasonably certain. Probable reserve estimates are as likely as not to be achieved and possible reserve estimates might be achieved but only under more favorable circumstances than are likely, making each of them inherently less certain than proved reserve estimates and subject to greater risk of being actually realized by the company. In this release, we use the terms “expected ultimate recovery” and “unproved resource potential,” which the SEC’s guidelines prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved, probable or possible reserves and, accordingly, are subject to substantially greater risk of being actually realized by the company. For a discussion of the company’s proved reserves, as calculated under current SEC rules, we refer you to the company’s Annual Report on Form 10-K referenced above, which is available on our website at www.sandridgeenergy.com and on the SEC’s website at www.sec.gov.

SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in the West Texas Overthrust, Permian Basin, Mid-Continent, Cotton Valley Trend in East Texas, Gulf Coast and the Gulf of Mexico. SandRidge’s internet address is www.sandridgeenergy.com.